PRICING SUPPLEMENT No. K817
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-202913 and 333-180300-03
Dated April 19, 2017

Credit Suisse AG $5,250,000 Buffer Digital Notes

Linked to the iShares® MSCI EAFE® ETF due on April 26, 2019

Investment Description

Buffer Digital Notes (the “Notes”) are senior unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the iShares® MSCI EAFE® ETF (the “Underlying”). If the Final Underlying Level is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Digital Return of 12.80%. If the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes. In this case, you will have downside exposure to performance of the Underlying beyond the Buffer at a rate of 1-for-1 and could lose up to 90% of your investment. Investing in the Notes involves significant risks. You will not receive interest or dividend payments during the term of the Notes. You may lose up to 90% of your Principal Amount if the Final Underlying Level is less than the Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features
☐ Digital Return Feature — If the Final Underlying Level is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), Credit Suisse will pay the Principal Amount at maturity plus the Digital Return.
☐ Buffered Downside Market Exposure — If the Final Underlying level is less than the Downside Threshold, Credit Suisse will pay you less than your full Principal Amount at maturity. In this case, you will be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1-for-1. In that case, you could lose up to 90% of your investment. The downside exposure to the Underlying is buffered only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
Key Dates
Trade Date	April 19, 2017
Settlement Date	April 24, 2017
Final Valuation Date*	April 22, 2019
Maturity Date*	April 26, 2019
* Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING, subject to the buffer. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the iShares® MSCI EAFE® ETF. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Ticker	Digital Return	Initial Underlying Level	Digital Barrier	Downside Threshold	Buffer	CUSIP	ISIN
iShares® MSCI EAFE® ETF	EFA UP <Equity>	12.80%	$61.44	$55.30 (90% of the Initial Underlying Level)	$55.30 (90% of the Initial Underlying Level)	10%	22549A752	US22549A7524

Credit Suisse currently estimates the value of each $10.00 principal amount of the Notes on the Trade Date is $9.85 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the iShares® MSCI EAFE® ETF	$5,250,000.00	$10.00	$52,500.00	$0.10	$5,197,500.00	$9.90

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.10 per $10.00 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

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Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement No. I dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

♦	Prospectus supplement and Prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

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Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 90% of your initial investment.

♦   You can tolerate a loss of up to 90% of your investment and you are willing to be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1% for each 1% that the level of the Underlying decreases from the Initial Level to the Final Level by more than the Buffer of 10%.

♦   You understand and accept that you will not participate in any appreciation in the level of the Underlying, which may be significant, and that your potential return will not exceed the Digital Return listed on the cover hereof.

♦   You are willing to hold the Notes to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Notes.

♦   You are willing to invest in the Notes based on the Downside Threshold specified on the cover hereof.

♦   You are willing to forgo any dividends paid on the equity securities included in Underlying.

♦   You do not seek current income from your investment.

♦   You understand and accept the risks associated with the Underlying.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 90% of your initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of up to 90% of your investment and you are unwilling to be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1% for each 1% that the Underlying decreases from the Initial Level to the Final Level by more than the Buffer of 10%.

♦   You are unable or unwilling to hold the Notes to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You seek an investment that participates in the full appreciation in the level of the Underlying, and whose return exceeds the Digital Return listed on the cover hereof.

♦   You are unwilling to invest in the Notes based on the Downside Threshold specified on the cover hereof.

♦   You seek current income from your investment.

♦   You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦   You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦   You do not understand or accept the risks associated with the Underlying.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlying, see “The Underlying” in this pricing supplement.

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Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10.00 per Note
Term	Approximately two years
Underlying	iShares® MSCI EAFE® ETF
Digital Return	12.80%
Buffer	10%
Payment at Maturity (per Note)

If the Final Underlying Level is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to:

$10 + ($10 × Digital Return)

If the Final Underlying Level is less than the Downside Threshold, on the Maturity Date, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

In this case, you will lose 1% of principal for each 1% that the Final Underlying Level is less than the Initial Underlying Level in excess of the Buffer of 10%. You will lose up to 90% of your investment.

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	90% of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Digital Barrier	90% of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Initial Underlying Level	The closing level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The closing level of the Underlying on the Final Valuation Date, as determined by the calculation agent.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Underlying Return Cap	Digital Return
Buffer Amount	Buffer
Knock-In Level	Downside Threshold
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

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Investment Timeline

Trade Date	The Initial Underlying Level is observed and the Downside Threshold and Digital Return are determined.

Maturity Date

The Final Underlying Level is observed on the Final Valuation Date.

If the Final Underlying Level is greater than or equal to the Digital Barrier (which is equal to the Downside Threshold), on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to:

$10.00 + ($10.00 × Digital Return)

If the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the principal amount of your Notes, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer, calculated as follows:

$10.00 + ($10.00 × Underlying Return + Buffer)
per Note

Under these circumstances, you will lose up to 90% of your Principal Amount.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

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Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level is less than the Downside Threshold, you will lose a percentage of the Principal Amount equal to the sum of (i) the Underlying Return and (ii) the Buffer. Accordingly, if the Final Underlying Level is less than the Downside Threshold, you will be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1-for-1. You could lose up to 90% of your investment. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Your potential return on the Notes will not exceed the Digital Return — If the Final Underlying Level is greater than or equal to the Digital Barrier, the return potential of the Notes is limited to the Digital Return regardless of the appreciation of the Underlying. As a result, the return on an investment in the Notes may be less than the return on a hypothetical direct investment in the Underlying.

♦	No interest payments — The Notes do not pay interest. You may not receive any return on your investment, or you may lose some or all of your investment at maturity depending on the performance of the Underlying.

♦	The stated payout from the Issuer applies only if you hold the Notes to maturity — The value of the Notes prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Notes prior to maturity in the secondary market, your return may be less than the Underlying Return and you may receive less than your initial investment amount even if the level of the Underlying is greater than the Downside Threshold at that time. The stated payout on the Notes, including the application of the Downside Threshold and Digital Return, applies only if you hold the Notes` to maturity.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of the Underlying could be less than the Downside Threshold, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Digital Return than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a higher Digital Return or lower Downside Threshold) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Digital Return may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

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♦	There are risks associated with the Underlying — Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that its investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the Notes. For additional information about the iShares® MSCI EAFE® ETF, see “The Underlying” herein.

♦	The performance and market value of the Underlying, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — The Underlying will generally invest in all of the equity securities included in the MSCI EAFE Index, the “Tracked Index,” but may not fully replicate the Tracked Index. There may be instances where the investment advisor for the Underlying may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For these reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information about the iShares® MSCI EAFE® ETF, see “The Underlying” herein.

♦	Foreign securities markets risk — Some or all of the assets included in the Underlying are issued by or linked to the value of foreign companies and trade in foreign securities markets. Investments in the Notes therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Underlying may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Underlying, and therefore the performance of the Underlying and the value of the Notes.

♦	Currency exchange risk — Because the prices of the equity securities included in the Underlying are converted into U.S. dollars for purposes of calculating the level of the Underlying, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Underlying trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the Underlying, the level of the Underlying and the value of the Notes.

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♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

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The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon the Final Underlying Level being greater than or equal to the Downside Threshold. Because whether or not the Final Underlying Level is greater than or equal to the Downside Threshold is observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying is above the Downside Threshold at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Notes;

o	interest and yield rates in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally and which may affect the levels of the Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying. The

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return on your investment is not the same as the total return based on a purchase of shares of the Underlying or the assets that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have any ownership interest or rights in shares of the Underlying or the assets that comprise the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying and therefore, the value of the Notes.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments—For a reference fund” in the accompanying product supplement.

♦	The U.S. federal income tax consequences of the Notes are not certain — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the Notes, and the tax treatment described under “Material United States Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the Notes is not certain.

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Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10.00
Term:	Approximately two years
Digital Barrier:	90% of the hypothetical Initial Underlying Level
Downside Threshold:	90% of the hypothetical Initial Underlying Level
Digital Return:	12.80%
Buffer:	10%

Example 1 — The level of the Underlying increases by 50% from the Initial Underlying Level to the Final Underlying Level. The Final Underlying Level is greater than or equal to the Digital Barrier, and the Payment at Maturity is calculated as follows:

$10 + [$10 × the Digital Return]

$10 + [$10 × 12.80%]

Payment at Maturity = $10 + $1.28 = $11.28

Because the Final Underlying Level is greater than or equal to the Digital Barrier, the Payment at Maturity is equal to $11.28 per $10.00 Principal Amount of Notes, resulting in a total return on the Notes of 12.80%.

Example 2 — The level of the Underlying decreases by 5% from the Initial Underlying Level to the Final Underlying Level. The Final Underlying Level is greater than or equal to the Digital Barrier, and the Payment at Maturity is calculated as follows:

$10 + [$10 × the Digital Return]

$10 + [$10 × 12.80%]

Payment at Maturity = $10 + $1.28 = $11.28

Because the Final Underlying Level is greater than or equal to the Digital Barrier, the Payment at Maturity is equal to $11.28 per $10.00 Principal Amount of Notes, resulting in a total return on the Notes of 12.80%.

Example 3 — The level of the Underlying decreases by 60% from the Initial Underlying Level to the Final Underlying Level. The Final Underlying Level is less than the Downside Threshold, and the Payment at Maturity is calculated as follows:

Underlying Return = -60%

Payment at Maturity = $10 + [$10 × (-60% + 10%)] = $5.00

Because the Final Underlying Level is less than the Downside Threshold, the Notes will be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1-for-1. Therefore, the Payment at Maturity is equal to $5 per $10 Principal Amount of Notes, resulting in a total loss on the Notes of 50%.

If the Final Underlying Level is less than the Downside Threshold, the Notes will be exposed to the downside performance of the Underlying beyond the Buffer at a rate of 1-for-1, and you will lose up to 90% of your Principal Amount at maturity.

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Hypothetical Payment at Maturity

The table below assumes a Downside Threshold of 90% of the Initial Underlying Level. It illustrates, for a $10.00 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Underlying. If the Final Underlying Level is greater than or equal to the Digital Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $11.28. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level	Underlying Return of the Underlying	Payment at Maturity
100.00%	12.80%	$11.28
90.00%	12.80%	$11.28
80.00%	12.80%	$11.28
70.00%	12.80%	$11.28
60.00%	12.80%	$11.28
50.00%	12.80%	$11.28
40.00%	12.80%	$11.28
30.00%	12.80%	$11.28
20.00%	12.80%	$11.28
10.00%	12.80%	$11.28
0.00%	12.80%	$11.28
−10.00%	12.80%	$11.28
−11.00%	−11.00%	$9.90
−20.00%	−20.00%	$9.00
−30.00%	−30.00%	$8.00
−40.00%	−40.00%	$7.00
−50.00%	−50.00%	$6.00
−60.00%	−60.00%	$5.00
−70.00%	−70.00%	$4.00
−80.00%	−80.00%	$3.00
−90.00%	−90.00%	$2.00
−100.00%	−100.00%	$1.00

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in the accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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The Underlying

The iShares® MSCI EAFE® ETF

We have derived all information contained herein regarding the iShares® MSCI EAFE® ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI EAFE® ETF and acts as investment advisor to the iShares® MSCI EAFE® ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI EAFE® ETF.

The iShares® MSCI EAFE® ETF is an exchange-traded fund that seeks to track the investment results of the MSCI EAFE Index, which is composed of large- and mid-capitalization developed market equities, excluding the U.S. and Canada.

The iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE® ETF. Information filed by the iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 033-97598 and 811-09102. Shares of the iShares® MSCI EAFE® ETF are listed on the NYSE Arca under ticker symbol “EFA.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 2, 2008 through April 19, 2017. The closing level of the iShares® MSCI EAFE® ETF on April 19, 2017 was $61.44. The red dotted line on the graph represents the Downside Threshold equal to 90% of the closing level on April 19, 2017. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the iShares® MSCI EAFE® ETF, see “The Underlying” herein.

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities are debt instruments, which may result in adverse tax consequences. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. The securities are not, and we do not expect that the securities will be, listed on a securities exchange. In the event the securities are listed on a securities exchange and the IRS seeks to characterize your securities as options, the securities would be characterized as Code section 1256 contracts. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, the IRS might assert that the securities constitute a “constructive ownership transaction,” in which case, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. See “Constructive Ownership Transaction Rules” below. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax

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purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), if the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year at maturity (excluding the look back observation period, if applicable) and short-term capital gain or loss otherwise. If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security. A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security. Subject to the discussion below under “Constructive Ownership Transaction Rules,” such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition and short-term capital gain or loss otherwise.

Constructive Ownership Transaction Rules

All or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the securities if the securities reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260, which generally includes shares in an exchange traded fund and certain other entities. If the term of the securities is one year or greater and the underlying includes an equity interest in an exchange traded fund, the IRS might assert that the constructive ownership transaction rules of Code section 1260 apply.

If the securities are treated as a constructive ownership transaction, any gain therefrom that otherwise would be long-term capital gain in excess of the “net underlying long-term capital gain” will be treated as ordinary income, and an interest charge will apply as if such income had accrued for tax purposes at a constant yield over the term of the securities. There is a presumption that all of the gain realized that otherwise would have been long-term capital gain

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is subject to recharacterization as ordinary income and an interest charge, unless the contrary is demonstrated by clear and convincing evidence. Accordingly, any gain a U.S. Holder realizes from the sale, exchange or redemption of its securities in excess of the amount of long-term capital gain that it can establish that it would have realized had it (1) invested in the underlying (rather than the securities) on the issue date of the securities, and (2) sold the underlying on the date of sale, exchange or redemption of the securities, could be recharacterized as ordinary income and subject to an interest charge, as described above.

Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the underlying. However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations. Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the underlying, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.

You should consult with your tax advisor regarding the possible application of the constructive ownership transaction rules to the securities.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the securities. In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S.

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domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is issued on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend

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Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a specified notional principal contract (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017.

Pursuant to Notice 2016-76, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively. For any payment made on or after January 1, 2018 with respect to any transaction issued on or after January 1, 2018, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued securities to be deemed to be issued as new securities for purposes of the effective dates provided in Notice 2016-76. For example, it is possible that the IRS could assert that a reconstitution or rebalancing of the underlying is a significant modification of the securities due to an exercise of

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discretion with respect to such reconstitution or rebalancing and, therefore, a deemed issuance of the securities upon the occurrence of such event. It is also possible that U.S. withholding tax could apply to the securities under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the underlying equity or the securities. A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the underlying or the securities should consult its own tax advisor regarding the application of Code section 871(m) to its securities in the context of its other transactions.

Withholding on payments will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with Notice 2016-76, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any security issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2018 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Based on the terms of the securities and representations provided by us as of the applicable pricing date, our counsel is of the opinion that a security (exclusive of any other transactions that may be combined with the security as discussed herein) should not be a “delta-one transaction” within the meaning of Notice 2016-76. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

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Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

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Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.10 per $10.00 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 14, 2017 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2017. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 14, 2017, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2017. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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